Exhibit 10.2

EXECUTION VERSION

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into, at New York, New York, as of the 9th day of January, 2022, and is by and between Ezra T. Ernst, an individual residing at the address listed in the Company’s files (“Executive”), and XpresSpa Group, Inc., a Delaware corporation with principal offices located at 254 W 31st St, New York, NY 10001 (the “Company”).

WITNESSETH

WHEREAS, Executive is employed by GCG Connect LLC d/b/a HyperPointe, a New Jersey limited liability company (“GCG”), pursuant to an employment agreement dated February 18, 2020 (the “GCG Employment Agreement”) which, among other things, provides for payment of severance to Executive upon the termination by GCG of his employment with GCG;

WHEREAS, the Company and the owners of the equity of GCG are parties to a Membership Interests Purchase Agreement pursuant to which the Company will purchase all of the equity interests of GCG (the “MIPA”);

WHEREAS, Executive desires to be employed by the Company as the CEO of the Company’s wholly-owned subsidiary, XpresTest, Inc., a Delaware corporation (“XpresTest”) and Executive Vice President of the Company, including service as a member of the Board of Directors of XpresTest under the terms set forth herein, and the Company wishes to employ Executive in such capacities conditioned upon the closing of the transactions contemplated by the MIPA;

NOW, THEREFORE, in consideration of the foregoing recital and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.Employment and Duties.

(a)Subject to the terms of this Agreement, the Company agrees to hire and employ, and Executive agrees to serve, as the Chief Executive Officer (“CEO”) of XpresTest. Subject to compliance with applicable nomination and election procedures that may be required by XpresTest’s governance documents, Executive also agrees to serve as a member of XpresTest’s Board of Directors (the “XpresTest Board”). The duties and responsibilities of Executive shall include the duties and responsibilities normally associated with such positions and such other executive officer duties and responsibilities as may be assigned from time to time. At all times during the Employment Period (as defined below), the Executive shall report directly to the Chief Executive Officer of the Company and the XpresTest Board. The Executive may also be required to provide services, without additional compensation, to XpresSpa Holdings, LLC, and any or all of its subsidiaries, including, without limitation, any entities acquired by or merged with the Company (collectively, “XpresSpa”). Executive shall serve in a loyal, faithful and trustworthy manner, and shall comply with all of the policies of the Company and XpresSpa, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality, code of conduct and business ethics as are from time to time in effect (as the same may be amended or modified from time to time by the XpresTest Board in its discretion).

(b)Executive shall devote substantially all of his working time and efforts during the Company’s normal business hours to the business and affairs of XpresSpa and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement to the best of Executive’s abilities. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) performing services for such other companies as the Company may designate or permit at the Company’s discretion, (ii) serving, with the prior written consent of the Company’s Board of Directors (the “Board”), which consent shall not be unreasonably withheld, as an officer or member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of noncompeting businesses or charitable, educational or civic organizations, (iii) engaging in charitable activities and community affairs and (iv) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

2.Effective Date; Term; Termination of Prior Agreement and Waiver of Severance.

(a)This Agreement shall be effective on the date of the Closing as defined in the MIPA (the “Effective Date”).  If the Closing does not occur, then this Agreement shall be null and void ab initio and of no force or effect.

(b)The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 8 below (such period is the “Employment Period”).

(c)This Agreement supersedes and replaces the GCG Employment Agreement, which is hereby terminated as of the Effective Date.  As a condition of employment with the Company pursuant to this Agreement, and in consideration thereof, Executive hereby resigns his employment with GCG effective as of the Effective Date and waives and releases any right or claim that he might have to severance benefits in connection with the termination of his employment with GCG, whether arising under the GCG Employment Agreement or otherwise.

3.Place of Employment. Executive’s services may be performed primarily remotely, at Executive’s home or other suitable location provided by Executive, but Executive will also be required to work at XpresSpa office locations from time to time, including the Company’s main office (with current address shown above) and the office located at 1086 Teaneck Road, Teaneck, New Jersey. The parties further acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.Compensation. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period an annual base salary, less applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions (the “Base Salary”) at an annual rate of three hundred seventy-five thousand dollars ($375,000). During the Employment Period, the Board has the discretion to raise the Base Salary from time-to-time and shall reevaluate the Executive’s Base Salary on at least an annual basis (with first reevaluation on or about December, 2022). The Base Salary shall be paid in equal biweekly installments in accordance with the Company’s regular payroll practices.

5.Bonuses and Incentive Compensation; Expenses.

(a)During the Employment Period, the Executive will be eligible to participate in any annual bonus and other incentive compensation program that the Company may adopt from time to time for its executive officers.  As of the Effective Date, the Executive shall be eligible to receive the incentive compensation set forth on Exhibit A.

(b)To the extent that the Company is required pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act to develop and implement a policy (the “Policy”) providing for the recovery from the Executive of any payment of incentive based compensation (whether in cash or in equity) paid to the Executive that was based upon erroneous data contained in an accounting statement, this Agreement shall be deemed amended and the Policy incorporated herein by reference as of the date that the Company takes all necessary corporate action to adopt the Policy, without requiring any further action of the Company or the Executive, provided that any such Policy shall only be binding on the Executive if the same Policy applies to the Company’s other executive officers.

(c)Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its executive officers) in the performance of his duties and responsibilities under this Agreement; provided that Executive properly accounts for such expenses in accordance with Company policies and procedures. The Executive shall be responsible for any unreasonable or unnecessary expenses incurred in violation of Company policies and procedures.

6.Other Benefits. During the Employment Period, the Executive shall be eligible to participate in all incentive, savings, retirement (401(k)), and welfare benefit plans, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, to the extent they exist, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s executive officers, provided however, that the Company may not reduce the benefits provided to the Executive under these Benefits Plans without the Executive’s written consent, unless such reduction is required by law. The Executive shall also be entitled to coverage under such directors and officers, error and omissions, fiduciary liability and other similar insurance coverages, that the Company makes available to its directors and executives and shall enter into its/their standard indemnification agreement with the Executive.

7.Vacation. The Company has an unlimited paid time off (“PTO”) policy. PTO shall be taken at such times as are mutually convenient to the Executive and the Company. PTO is not earned and does not accrue.  Therefore, there will be no unused PTO to be paid upon termination of employment.

8.Termination of Employment.

(a)General. The Employment Period and the Executive’s employment hereunder shall terminate upon the earliest to occur of: (i) Executive’s death, (ii) a termination by reason of Executive’s Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Executive with or without Good Reason, or (v) the last day of the Employment Period.  The parties agree that, upon the termination of Executive’s employment (regardless of reason), Executive shall be deemed to have automatically resigned from all officer, director and other positions of any kind with the Company, XpresTest and any of their respective subsidiaries.

(b)Death. If Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive’s heirs, administrators or executors (i) any earned but unpaid Base Salary up to and through the date of termination (within fourteen (14) days following termination), (ii) any earned but unpaid Incentive Compensation under the terms set forth in Section 5, (iii) any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company up to and through the date of termination, and (iv) any benefits provided under the Company’s employee benefit plans pursuant to, and in accordance with, the terms of such plans through the date of termination (including, without limitation, any death benefit or disability benefit plans or programs) (collectively, the “Accrued Obligations”) The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(c)Disability. In the event that during the Employment Period the Company determines that the Executive is unable to perform his essential duties and responsibilities hereunder to the full extent required by the Company by reason of a Disability (as defined below), this Agreement and the Executive’s employment with the Company shall terminate immediately upon notice to the Executive, and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Accrued Obligations. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his essential duties and responsibilities hereunder for sixty (60) consecutive days, or an aggregate of one hundred and twenty (120) days during any twelve consecutive months, as determined consistent with applicable law, provided that the determination of Executive’s physical or mental health and the date of the Disability shall be determined by a medical expert who will examine the Executive as appointed by the Company in its discretion. Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid.

(d)By the Company for Cause.

(i)At any time during the Employment Period, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause. Such termination shall be effective immediately upon notice to the Executive, subject to the provisions of this Section 8(d)(i) and Section 8(d)(iii). “Cause” as used in this Agreement (and with respect to any other arrangement (including, without limitation, any equity award agreement) with the Company or its affiliates) shall mean: (a) the willful and continued failure of the Executive to perform his duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) or lawful directives of the Board related to Executive’s duties pursuant to this Agreement, after a written demand by the Board for performance is delivered to the Executive by the Company, which identifies with reasonable specificity the manner in which the Board believes that the Executive has not performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to a felony; (c) faithless conduct or the breach of fiduciary duty; (d) gross negligence or willful misconduct in the performance of Executive’s material duties; (e) breach of Section 9 of this Agreement, (f) an intentional or grossly negligent breach of the Non-Disclosure and Non-Solicitation Agreement then in effect, the current form of which is annexed as Exhibit B (the “NDA”) which results or could reasonably be expected to result in material harm to the Company or XpresTest; (g) a material violation of Company’s or XpresTest’s policies, which policies and procedures have previously been disclosed to Executive in writing; or (h) a good faith finding by the Board that Executive has engaged in (A) (1) fraud, (2) dishonesty or faithless conduct, or (3) gross negligence, in each case related to the Company, or (B) criminal misconduct which (1) constitutes a felony or a crime of moral turpitude or (2) results or could reasonably be expected to result in harm to the Company.

(ii)Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive the Accrued Obligations. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(iii)It is expressly acknowledged and agreed that the decision as to whether “Cause” exists for termination of the employment relationship by the Company is delegated to the Board for determination. However, the termination of Executive’s employment shall not be deemed to be for “Cause” unless and until (A) there shall have been delivered to Executive a written notice specifying with reasonable detail the basis for the proposed termination for “Cause,” and (B) if has so requested by Executive in writing within seven (7) days of such notice, the Executive shall have been provided a reasonable opportunity to address a physical or telephonic meeting of the Board with a quorum of at least two thirds (2/3) of the Board’s members, and a majority of the Board at such meeting shall have determined that the matter forming the basis for “Cause” is not curable or, if curable, was not cured within the applicable cure period.

(e)By the Executive for Good Reason.

(i)At any time during the Employment Period, subject to the conditions set forth in Section 8(e)(ii) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for Good Reason. “Good Reason” as used in this Agreement shall mean the occurrence of any of the following events: (a) without the Executive’s prior written consent, a material diminution of the duties, authorities or responsibilities of the Executive (including as a member of the XpresTest Board); (b) a material reduction in Executive’s Base Salary; (c) the failure by the Company to pay all or any material portion of the Base Salary, any material bonus payable, or any material benefits payable to the Executive as required under this

Agreement; (d) a change in Executive’s reporting relationship from that described in Section 1(a); or (e) any other action or inaction that constitutes a material breach by the Company of this Agreement.

(ii)The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice must be provided within sixty (60) days following the initial occurrence (or following the Executive’s actual knowledge) of the grounds purporting to constitute Good Reason, and which specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason pursuant to Section 8(e)(i) above, and the Company shall not have cured the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice. The Company shall retain the discretion to terminate the Employment Period at any time during the Good Reason notice period provided for in this Section 8(e)(ii).

(iii) In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason or the Company terminates this Agreement without Cause (each, a “Qualifying Termination”), the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors):

(A)The Accrued Obligations through the date the Employment Period is terminated.

(B)(y) An amount of Base Salary (at the rate of Base Salary in effect immediately prior to the Executive’s termination hereunder) equal to 100% of the Executive’s Base Salary as of the date of the Qualifying Termination (the “Separation Payment”). The Company shall pay to Executive the Separation Payment in substantially equal installments pursuant to the Company’s regular payroll practices over a period of twelve months, commencing on the Company’s next regular payroll date following the date the Release (referenced in Section 8(i) below) becomes irrevocable and enforceable. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(C)Subject to Section 8(i) below, so long as Executive elects COBRA continuation coverage, has not become actually covered by the medical plan of a subsequent employer during any such month and otherwise remains eligible to receive COBRA continuation coverage, the Company will reimburse premiums paid by the Executive with respect to COBRA continuation coverage for up to a maximum of twelve months following the date of Qualifying Termination. After such period, Executive shall be responsible for paying the full cost for any additional COBRA continuation coverage. If the Company’s payment of the COBRA premiums on the Executive’s behalf would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 95(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 95(h) of the Code.

(f)By Executive without Good Reason. At any time during the Employment Period, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Good Reason by providing prior written notice to the Company of at least sixty (60) calendar days, provided however that the Company shall maintain the discretion to terminate the Employment Period at any time during the notice period set forth in this Section 8(f). Upon termination by the Executive of this Agreement and the Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive the Accrued Obligations. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(g)By the Company without Cause. At any time during the Employment Period, the Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Cause upon written notice to the Executive which shall set forth a date of termination. Upon termination by the Company of this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors) the amounts and benefits due upon a resignation for Good Reason, as further described in Section 8(e)(iii), including the Separation Payment. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(h)Upon Expiration of the Employment Period. If the Executive’s employment terminates upon the expiration of the Employment Period set forth in Section 1, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive the Accrued Obligations.

(i)Release of Claims. It is agreed that an express condition of the payment or provision by the Company of any severance amount or post termination benefit called for under Section 8(e)(iii) and Section 8(g) of this Agreement (other than the payment of any Accrued Obligations) shall be subject to the Company’s concurrent receipt of a general release of all claims in the form set forth on Exhibit C, which release must be effective, unrevoked and irrevocable prior to the ninetieth (90th) day following the termination of the Executive’s employment (the “Release”).

(j)Section 409A. Notwithstanding any provision in this Agreement to the contrary:

(i)The payments and benefits provided under this Agreement are intended to be exempt from Section 409A of the Code (“Section 409A”) to the greatest extent possible; if not so exempt, this Agreement (and any definitions hereunder) are intended to comply with the requirements of Section 409A.  Any amounts payable solely on account of Executive’s involuntary separation from service within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay (exempt from the provisions of Section 409A under Treas. Reg. Section 1.409A-1(b)(9)) or as short-term deferral amounts (as described in Treas. Reg. Section 1.409A-1(b)(4)), to the maximum possible extent. Deferrals of compensation subject to the restrictions set forth under Section 409A (hereinafter, “Non-Qualified

Deferred Compensation”) may only be made to Executive pursuant to this Agreement upon an event and in a manner permitted by Section 409A.

(ii)For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(iii)All taxable reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses available for reimbursement, or the in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iv)To the extent required by Section 409A, and notwithstanding any other provision of this Agreement to the contrary, no payment of Non-Qualified Deferred Compensation will be provided to, or with respect to, Executive on account of his separation from service until the first to occur of (A) the date of Executive’s death or (B) the date which is one day after the six (6) month anniversary of his separation from service, but in either case only if he is a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder) in the year of his separation from service. Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum within thirty (30) days following the first to occur of the two dates specified in such immediately preceding sentence. Furthermore, any payments scheduled to be paid under Sections 8(e)(iii) or 8(g) during the applicable ninety (90) day period pending the effectiveness of the Release referenced therein and in Section 8(i), will be accumulated and paid, subject to the other provisions of this Section 8(j), on such ninetieth (90th) day or earlier following the effectiveness of such Release.

(v)Any payment of Non-Qualified Deferred Compensation made pursuant to a voluntary or involuntary termination of employment shall be withheld until Executive incurs both (A) such a termination of employment and (B) a “separation from service” with the Company and all of its affiliates, as such term is defined in Treas. Reg. Section 1.409A-1(h).

(vi)To the extent the Agreement provides that Non-Qualified Deferred Compensation can be paid or commenced during a certain period (e.g., sixty (60) days) following a permissible payment or commencement event or trigger, the date of such payment or payment commencement shall be determined by the Company in its sole discretion (and by disregarding any desire of Executive) and, if the payment or commencement period exceeds ninety (90) days and spans two taxable years of Executive, then such Non-Qualified Deferred Compensation shall be paid and/or commenced during the second of such taxable years.

(vii)The preceding provisions of this section of the Agreement shall not be construed as a representation, covenant or guarantee by the Company or by any officer, director or affiliate of the Company of any particular tax effect to Executive under this Agreement. Neither the

Company nor any of its officers, directors or affiliates shall be liable to Executive for any tax, penalty or interest imposed under Section 409A nor for reporting (or for failing to report) in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A. Neither the Company nor any of its officers, directors or affiliates will have any liability to Executive or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Executive further understands and agrees that Executive will be entirely responsible for any and all taxes on any benefits payable to Executive as a result of this Agreement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable and/or benefits provided to the Executive under this Agreement, and such amounts payable and/or benefits provided to the Executive under this Agreement shall not be reduced because Executive obtains other employment, becomes self-employed and/or receives remuneration and/or benefits from a third party after the date of termination.

9.Covenant Not to Compete.

(a)The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company that the Executive agree, and accordingly, the Executive does hereby agree, that, he shall not, directly or indirectly, at any time during the “Restricted Period” within the “Restricted Area” engage in any “Restricted Business Activity” (as those terms are defined in Sections 9(b), (c) and (d) below). In the event of any inconsistencies between the terms of this Agreement and the NDA, this Agreement shall control.

(b)The term “Restricted Business Activity” as used in this Section 9, means that the Executive shall not, directly or indirectly:

(i)provide services, either on his own behalf or as an officer, director, partner, consultant, associate, employee, owner, agent, independent contractor, or coventurer of any third party that sells products or services that are directly competitive in airports with the core products or services sold by XpresSpa during the Employment Period; or

(ii)solicit any material commercial relationships of XpresSpa, other than in the furtherance of the business of XpresSpa during the Employment Period;

provided however, that Restricted Business Activity shall not be construed to prevent and this Agreement shall not prevent the Executive from (i) owning, directly or indirectly, in the aggregate, an amount not exceeding two percent (2%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded or listed on a national securities exchange or in the over-the-counter market; or (ii) soliciting any material commercial relationships of XpresSpa for the purpose of selling products or providing services that are not the same or substantially similar to the core products or services sold by XpresSpa during the Employment Period.

(c)The term “Restricted Period,” as used in this Section 9, shall mean during the Employment Period and for six (6) months after the date the Executive is no longer employed by the Company.

(d)The term “Restricted Area” as used in this Section 9 shall mean the United States of America and every country outside the United States of America where the Company and/or XpresSpa is directly or indirectly operating or Executive is aware that the Company and/or XpresSpa is planning to operate, is actively evaluating operating in such country in the future, or is involved in any negotiations, discussions or other actions relating to such plans, including but not limited to submitting or responding to a RFP; except for any country which the Company or XpresSpa has abandoned such plans or has ceased, without any reason (such as waiting for responses from third parties), to pursue such plans or to respond to a RFP for a period exceeding sixty (60) days.

(e)If any of the restrictions contained in this Section 9 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

(f)The provisions of this Section 9 shall survive the termination of the Executive’s employment hereunder and until the end of the Restricted Period.

10.Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement, non-solicitation agreement, covenants agreement, or confidentiality agreement with any other person or entity, (iii) Executive shall not use any confidential information or trade secrets of any third party in connection with the performance of Executive’s duties hereunder and (iv) this Agreement constitutes the valid and binding obligation of Executive, enforceable against Executive in accordance with its terms. Executive hereby acknowledges and represents that Executive has had the opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

11.Dispute Resolution.

(a)In the event of a breach or anticipated breach of the Agreement by either Party, the non-breaching Party shall inform the breaching Party by letter of the suspected or anticipated breach. The breaching Party shall have ten (10) days to cure said breach, if curable. In the event the breach has not been cured within ten (10) days, if curable, then, except as otherwise provided in Section 13(a), the non-breaching Party shall pursue a remedy or remedies through final and binding arbitration to which Sections 11(b) and (c) below shall apply.

(b)Any dispute arising between the Parties under this Agreement or concerning Executive’s employment or the termination of Executive’s employment shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”). Such arbitration shall be conducted in New York, New York, and the arbitrator will apply New York law, including federal law as applied in New York courts. The arbitration shall be conducted in accordance with

AAA Employment Arbitration Rules as modified herein. The arbitration shall be conducted by a single arbitrator and the award of the arbitrator shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court in the State and City of New York. The arbitration shall be conducted on a strictly confidential basis, and the Parties shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”) to any third party, with the sole exception of their respective legal counsel, who also shall be bound by these confidentiality terms. Nothing herein shall prevent either Party from seeking or obtaining an injunction in aid of arbitration, nor from confirming the award of the arbitrator in court.

(c)In the event of any court proceeding, including a court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in New York, New York and agree to venue in that jurisdiction. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof to such Party in accordance with the notice provisions of Section 13(h) below. The Parties agree to take all steps necessary to protect the confidentiality of all confidential information, including the Arbitration Materials (if applicable), in connection with any such proceeding, agree to file all confidential information under seal, and agree to the entry of an appropriate protective order.

12.Defend Trade Secrets Act of 2016 Notice. In accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”), nothing in this Agreement is intended to interfere with or discourage the Executive’s good faith disclosure of a trade secret or other confidential information to any governmental entity related to a suspected violation of law. Notwithstanding anything to the contrary in this Agreement, the DTSA provides that the Executive cannot be held criminally or civilly liable under any federal or state trade secret law (a) if the Executive discloses a trade secret or other confidential information (i) in confidence (A) to any federal, state, or local government official, either directly or indirectly, or (B) an attorney, and solely for the purpose of reporting or investigating a suspected violation of the law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and does not disclose the trade secret, except pursuant to court order. Should the Executive file a lawsuit for retaliation for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if the Executive (y) files any document containing the trade secret under seal, and (z) does not disclose the trade secret, except pursuant to court order.

13.Miscellaneous.

(a)The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of this Agreement or the NDA shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)The Executive may not assign or delegate any of his rights or duties under this Agreement without the express written consent of the Company. The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this subsection (b) or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law.

(c)This Agreement, together with the NDA and any indemnification agreement, equity plan, stock option agreement, restricted stock unit agreement or other stock agreement to which plaintiff is a party or otherwise subject to, constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, and supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)Executive acknowledges that he has had the opportunity to be represented by separate independent counsel in the negotiation of this Agreement, has consulted with his attorney of choice, or voluntarily chose not to do so, concerning the execution and meaning of this Agreement, and has read this Agreement and fully understands the terms hereof, and is executing the same of his own free will. Executive warrants and represents that he has had sufficient time to consider whether to enter into this Agreement and that he is relying solely on his own judgment and the advice of his own counsel, if any, in deciding to execute this Agreement.

(e)This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns including, any successor of the Company including a purchaser of all or substantially all of Company’s assets.

(f)If this Agreement or the Employment Period is terminated for any reason, the NDA and Sections 8, 9 and 11 shall survive termination of this Agreement.

(g)The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. FedEx) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(i)This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws.

(j)This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(k)Each Party will pay its own costs and expenses related to the transactions contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank]

[Signature Page Follows]

[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

COMPANY:

XPRESSPA GROUP, INC.

By:	/s/ Douglas Satzman

Name:	Douglas Satzman
Title:	CEO

EXECUTIVE:

/s/ Ezra T. Ernst
EZRA T. ERNST

EXHIBIT A

INCENTIVE COMPENSATION

Bonus:

The Executive will be eligible to earn an annual bonus, the target amount of which shall be equal to fifty percent (50%) of Base Salary, based upon the achievement of performance goals and metrics established by the Board at its sole discretion. Any bonus will be determined as soon as reasonably practicable after the Company’s annual financial statements are finalized (such date of determination, the “Bonus Determination Date”).

The bonus payment will be split 50/50 between cash and a grant of restricted stock units with respect to the Company’s common stock (the “Bonus Stock Award”).  The cash portion of the bonus will be paid in a lump sum as soon as reasonably practicable following the Bonus Determination Date.  The number of shares of Company common stock subject to the Bonus Stock Award will be computed by dividing (x) the value of the bonus payment attributable to the Bonus Stock Award by (y) the closing market price of the Company’s common stock on the Bonus Determination Date. The Bonus Stock Award will be subject to vesting based on the Executive’s continued service with the Company through the first anniversary of the Bonus Determination Date, and shall be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan, as may be amended and/or restated from time to time.

Payment of the bonus will be subject to the Executive’s continued employment through the date that the cash bonus is paid or the Bonus Stock Award is granted, as applicable.

Equity Awards:

Following the Executive’s start date, it will be recommended to the Board that the Executive be granted stock options with respect to 1 million shares of Company common stock.  The stock options will vest in approximately equal ratable installments on the first three anniversaries of the Executive’s start date, subject to the Executive’s continued service with the Company or its subsidiaries on each such vesting date.  All stock options will (i) have an exercise price equal to the fair market value of the Company’s common stock on the grant date, consistent with the requirements for an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (ii) have a 10-year term, and (iii) be subject to the terms and conditions of the form of option agreement to be provided by the Company; except that the stock options will be exercisable for one year following termination of service (subject to the scheduled expiration of any such option).

In addition, it will be recommended to XpresTest’s board of directors that XpresTest issue five (5) restricted shares of XpresTest’s common stock (“XpresTest Restricted Stock”), which represents one half of one percent (0.5%) of XpresTest’s fully diluted shares  as of on the date of such grant.  The XpresTest Restricted Stock will vest in approximately equal ratable installments on the first three anniversaries of the Executive’s start date, subject to the Executive’s continued service with XpresTest on each such vesting date.  All shares of XpresTest Restricted Stock will be subject to the terms and conditions of the XpresTest, Inc. 2020 Equity Incentive Plan and the standard forms of award agreement thereunder.

However, notwithstanding any contrary term in the applicable equity incentive plan, all equity awards issued to Executive pursuant to this Agreement or otherwise shall become 100% vested, non-forfeitable, and (with respect to stock options) exercisable if, prior to the vesting date or period stated above, (i) a Change in Control of the Company (as defined in the Company’s 2020 Equity Incentive Plan) or a Change in Control of XpresTest (as defined in the XpresTest, Inc. 2020 Equity Incentive Plan) occurs, subject to Executive’s continued service through the closing of the applicable Change in Control or (ii) the Company terminates Executive without Cause, Executive terminates employment for Good Reason, or this Agreement expires without being renewed or novated.

EXHIBIT B

FORM OF NDA

EXHIBIT C

FORM OF SEPARATION AGREEMENT RELEASE1

1.Termination of Employment. My employment with XpresSpa Group, Inc. (the “Company”) terminated effective as of                              .

2.Consideration. I understand that in consideration for my execution of this Release (the “Release”), and my fulfillment of the promises made in the Employment Agreement between Company and me dated as of January [__], 2022 (the “Employment Agreement”), Company agrees to provide me with the compensation and benefits set forth in the Employment Agreement.

3.Conditions Applying to Payment of Benefits. I understand and agree that the compensation and benefits payable to me pursuant to Section 2 above are subject to my compliance with the terms and conditions set forth in this Separation Agreement and the Employment Agreement.

4.General Release of Claims. I hereby voluntarily release Company, and its subsidiaries, partners, affiliates, owners, agents, officers, directors, employees, successors and assigns, and all related persons, individually and in their official capacities (hereinafter collectively referred to as the “Released Parties”), of and from any and all claims, known and unknown, relating to my employment or cessation of employment that I, my heirs, executors, administrators, successors, and assigns, have or may have as of the date of execution of this Release, including, but not limited to, any alleged violation of any of (a)The National Labor Relations Act; Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; Civil Rights Act of 1991; The Employee Retirement Income Security Act of 1974 (“ERISA”); The Age Discrimination in Employment Act of 1967; The Americans with Disabilities Act of 1990; The Fair Credit Reporting Act; The Fair Labor Standards Act; The Occupational Safety and Health Act; The Family and Medical Leave Act of 1993; Executive Order 11246; The New York Equal Pay Law; The New York Human Rights Law; The New York Civil Rights Law; The New York State Wage and Hour Laws; The New York Labor Law, The New York Executive Law, The New York Occupational Safety and Health Laws, The New York City Administrative Code, The New York City Human Rights Law, and the New York City Earned Safe and Sick Time Act; including any amendment, consolidation or re-enactment of any of the foregoing, or (b) any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; (c) any public policy, contract, tort, or common law; or (d) any claims for vacation, sick or personal leave, pay or payment pursuant to any practice, policy, handbook, or manual of Company; or any allegation for costs, fees or other expenses including attorneys’ fees and expert’s fees incurred in these matters. Notwithstanding the foregoing, the release set forth in this Section 4 shall not apply to any vested employee benefits accrued by me prior to the effective date of this Release under any compensation or benefit plans, programs and arrangements maintained by Company for the benefit of its employees and subject to ERISA.

5.No Existing Claims. I confirm that no claim, charge, or complaint against the Released Parties exists before any federal, state, or local court or administrative agency.

6.No Participation In Claims. I understand that if this Release were not signed, I would have the right to voluntarily assist other individuals in bringing claims against the Released Parties. I hereby waive that

1  The Company reserves the right to modify this Release to the extent that the Company reasonably determines necessary or advisable to help ensure that this Release is enforceable to the fullest extent permissible under applicable law and to reflect the applicable payments.

right and shall not provide any such assistance other than assistance in an investigation or proceeding conducted by an agency of the United States government.

7.Nonadmission of Wrongdoing. I agree that neither this Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind.

8.Other Covenants.

(a)I shall abide by the provisions of the Non-Disclosure and Non-Solicitation Agreement dated January [__], 2022 (the “NDA”) the terms of which shall survive the signing of this Release. The term “Termination Date” as that term is used in the NDA shall be the date of this Release. Further, I agree that I will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information.

(b)I agree that all non-public information relating in any way to this Release, including the terms and amount of financial consideration provided for in this Release, shall be held confidential by me and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit me from participating in an investigation with a state or federal agency if requested by the agency to do so;

(c)I will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Released Parties including, but not limited to, any statements that disparage any person, service, finances, financial condition, capability or any other aspect of the business of the Company, and that I will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Released Parties; and

(d)After the Separation Date, I will make myself reasonably available and cooperate with reasonable requests from the Company to help with requests for information concerning any business or legal matters (including, without limitation, testimony in any litigation matters) involving facts or events relating to the Company that may be within my knowledge.

9.Breach of Agreement. I agree that if I breach any of the promises set forth in this Release or if I challenge this Release, Company shall have the right to terminate the benefits payable under the Employment Agreement and to require me to return all monies paid by Company in consideration for my signing this Release.

10.Governing Law and Interpretation. This Release shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws provisions. If any portion of this Release is declared to be unenforceable by a court of competent jurisdiction in any action in which I participate or join, I agree that all consideration paid to me under the Employment Agreement shall be offset against any monies that I may receive in connection with any such action.

11.Entire Agreement. I acknowledge that I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this Release, except for those set forth in the Employment Agreement.

12.Amendment. This Release may not be amended except by a written agreement signed by both parties which specifically refers to this Release.

13.Right to Revoke. I understand that I have the right to revoke this Release at any time during the seven (7) day period following the date on which I first sign the Release. If I want to revoke, I must make a revocation in writing which states: “I hereby revoke my Release.” This written revocation must be received by [                     ] of the Company before the end of the seven-day revocation period; otherwise, such revocation shall not be effective.

14.Waiver of Claims.

(a)In consideration of the terms of this Release and the monies paid by the Company, as described in Paragraph 1 of this Release (which I agree constitute consideration in addition to anything of value to which I am already entitled), I agree that this Release constitutes a knowing and voluntary waiver of all waivable rights or claims I may have against the Released Parties, or any of them, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA.

(b)I understand that, by entering into this Release, I do not waive rights or claims that may arise after the date this Release is executed.

(c)I understand that this Release will not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (“EEOC”) to enforce the ADEA, and further understand that this Release will not be used to justify interfering with my protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, or any similar federal, state, or local agency. I knowingly and voluntarily waive all rights or claims (that arose prior to my execution of this Release) that I may have against the Released Parties, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ and experts’ fees) as a consequence of any charge or compliant filed with the EEOC or any other agency, and of any litigation concerning any facts alleged in any such charge or complaint.

15.Effective Date. This Release shall not become effective or enforceable until the expiration of the 7-day revocation period described in Section 12 above.

I HAVE READ THIS AGREEMENT IN ITS ENTIRETY.

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I SHALL BE GIVING UP IMPORTANT RIGHTS, AND SHALL BE WAIVING MY RIGHTS UNDER FEDERAL, STATE AND LOCAL LAW TO BRING ANY CLAIMS THAT I HAVE OR MIGHT HAVE AGAINST THE RELEASED PARTIES INCLUDING BUT NOT LIMITED TO THE ACTS, STATUTES, CODES, ORDINANCES, RULES AND LAWS SET FORTH IN THIS RELEASE, AND ANY OTHER CONSTITUTIONAL, STATUTORY COMMON LAW RIGHTS AND PRIVILEGES.

I UNDERSTAND THAT MY RIGHT TO RECEIVE SEPARATION PAYMENTS SET FORTH IN SECTION 8 OF THE EMPLOYMENT AGREEMENT IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THIS RELEASE AND THAT I WOULD NOT RECEIVE SUCH BENEFITS BUT FOR MY EXECUTION OF THIS RELEASE.

I HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE. I HAVE HAD A REASONABLE OPPORTUNITY TO RETAIN AND CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE AND HAVE DONE SO.

I ALSO HAVE BEEN ADVISED IN WRITING BY COMPANY THAT I HAVE TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE. I AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEPARATION AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) DAY CONSIDERATION PERIOD.

I AGREE TO EVERYTHING CONTAINED IN THIS RELEASE AND AM SIGNING THIS RELEASE KNOWINGLY, VOLUNTARILY, AND FREE OF ANY DURESS.

IN WITNESS WHEREOF, I have executed this Release as of the date set forth below.

EZRA T. ERNST

Date: